Exhibit 99.1

Emulex Investor Contact:	Endace Press/Investor Contact:
Frank Yoshino	Tim Nichols
Vice President, Finance	Vice President, Corporate Marketing
+1 714 885-3697	+1 408 220-6149
frank.yoshino@emulex.com	tim.nichols@endace.com

Emulex Press Contact:
Katherine Lane
Director, Corporate Communications
+1 714 885-3828
katherine.lane@emulex.com

EMULEX ACQUIRES 89 PERCENT OWNERSHIP OF ENDACE

Company Welcomes Endace Employees

and Extends Offer by 14 Days to March 12, 2013

COSTA MESA, Calif. and SUNNYVALE, Calif., February 26, 2013 – Emulex Corporation (NYSE:ELX), the leader in network connectivity, monitoring, and management, and Endace Limited (LSE:EDA), a leading supplier of network visibility infrastructure products, announced today that Emulex has acquired control of Endace and beneficial ownership of 89 percent of the shares in Endace. Emulex has also extended its offer period by 14 days, to 1 p.m. London time on March 12, 2013 for remaining shareholders to submit their shares to the Offer, and it is likely that Endace will shortly be de-listed from trading on the London Stock Exchange AIM.

“I’m excited to welcome Mike Riley and the Endace team to Emulex,” said Jim McCluney, chief executive officer (CEO) of Emulex. “The acquisition of Endace doubles our total addressable market and places Emulex in another high-margin, high-growth market, enhancing our ability to deliver industry-leading solutions to connect, monitor and manage high-performance networks.”

Mike Riley, CEO of Endace, now senior vice president and general manager of Endace, a division of Emulex, said, “We are delighted to become a part of Emulex, and this marks the next step in our strategy to become the market leader in network visibility solutions. The combined capabilities and technical depth of Emulex and Endace will enable us to deliver true end-to-end network management, expand our global reach and better support our customers.”

Emulex continues to urge Endace shareholders to submit share acceptances so that Emulex attains 100 percent ownership of Endace. Prior to 1 p.m. London time on February 26, 2013, Emulex declared the Offer wholly unconditional, and extended the offer period by 14 days in accordance with New Zealand law. Endace shareholders who submitted acceptances will be sent payment for their shares within seven days. Endace shareholders who submit shares as acceptances during the period of February 26 through March 12, 2013 will receive payment within seven days of receipt of their acceptances. Three directors selected by Emulex have joined the Endace board, and two of the previous directors of Endace have remained on the board. An application is being made to the London Stock Exchange to cancel the admission of the Endace shares on AIM, with such de-listing expected to become effective at 7 a.m. London time on March 27, 2013, in accordance with the AIM rules for 20 business days advance notice.

The receiving agent has reported that 195 acceptances have been received for a total of 13,629,988 shares, which is 89.55 percent of the 15,220,068 shares of Endace outstanding. The receiving agent reported that there are 27 non-acceptors who hold a total of 1,590,080 shares, which is 10.45 percent of the 15,220,068 shares of Endace outstanding. The largest non-acceptor is Elliott International, L.P, Liverpool Limited Partnership (Elliott), which owns 1,543,500 shares, which is 10.14 percent of the 15,220,068 shares of Endace outstanding. Elliott reported its ownership in a December 27, 2012 TR-1: Notification of Major Interest in Shares with the RNS, the company news service from the London Stock Exchange. The other 26 non-acceptors own an aggregate amount of 46,580 shares, which is 0.31 percent of the 15,220,068 shares of Endace outstanding.

The 89.55 percent of shares received by February 26, 2013 will be paid at the offer price of GBP 5.00 per share, for a total of GBP 68,149,940, which is equal to USD 107,413,766 at the reference exchange rate. The reference exchange rate of 0.6345 GBP per 1 USD is based on the actual rates obtained by Emulex for the currency conversion. The Endace employee stock options were purchased for GBP 4,555,929 which is equal to USD 7,180,777 at the reference exchange rate. If the remaining 10.45 percent of the Endace shares are submitted by the March 12, 2013 offer period end date, then an additional payment of GBP 7,950,400 will be made, which is equal to USD 12,530,934 at the reference exchange rate.

The Offer was made pursuant to the New Zealand Takeovers Code (NZTC), since Endace is a New Zealand company. The applicable NZTC rule requires, since Emulex declared the Offer unconditional, that Emulex provide its extension notice before the end of the offer period which had been set for 1 p.m. London time on February 26, 2013. The offer period has been varied to be until 1 p.m. London time on March 12, 2013 (unless extended further in accordance with the NZTC). The applicable NZTC rule provides that the Offer must remain open for at least 14 days after a variation notice has been sent. NZTC Rule 3(1) provides that a code company has 50 or more shareholders, and many of the NZTC rules apply only to such a code company, and after February 26, 2013 Endace has ceased to be a code company since its number of shareholders has become 28.

A copy of Emulex’s Offer, Endace’s response (including the Endace Board recommendation), and the Independent Adviser’s report prepared by Grant Samuel for Endace was sent to Endace shareholders and optionholders. Copies of those documents are available from the Endace web site (www.endace.com), and from the Emulex web site (www.emulex.com) through the Emulex Form 8-K filed on December 21, 2012.

About Emulex

Emulex, the leader in network connectivity, monitoring and management, provides hardware and software solutions for global networks that support enterprise, cloud, government and telecommunications. Emulex’s products enable unrivaled end-to-end application visibility, optimization and acceleration. The Company’s I/O connectivity offerings, including its line of ultra high-performance Ethernet and Fibre Channel-based connectivity products, have been designed into server and storage solutions from leading OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, Huawei, IBM, NetApp and Oracle, and can be found in the data centers of nearly all of the Fortune 1000. Emulex’s monitoring and management solutions, including its portfolio of network visibility and recording products, provide organizations with complete network performance management at speeds up to 100Gb Ethernet. Emulex is headquartered in Costa Mesa, Calif., and has offices and research facilities in North America, Asia and Europe. For more information about Emulex (NYSE:ELX) please visit http://www.Emulex.com.

About Endace

Endace provides world-leading network visibility infrastructure, which is trusted by some of the world’s largest organizations to accelerate their response to network and security problems.

Endace Intelligent Network Recorders guarantee to capture, index and record 100-percent of network traffic while scaling from 1 Gbps to 100 Gbps. EndaceVision is Endace’s proprietary web-based application that enables engineers to visualize, search and retrieve network traffic from any Endace Recorder anywhere across the network.

Endace’s marketing headquarters are in Sunnyvale, California. R&D is in Auckland, New Zealand. Sales offices across the US, in Reading, UK and Sydney, Australia provide support for customers.

Quoted on London’s AIM, the stock code is LSE: EDA.L

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“Safe Harbor” Statement

“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those relating to our acquisition of Endace Limited (Endace), contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. We wish to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include the possibility that we may not promptly complete the acquisition of Endace, may not obtain 100 percent ownership of Endace, may not realize the anticipated benefits from the acquisition of Endace on a timely basis or at all, and may be unable to integrate the technology, operations and personnel of Endace into our existing operations in a timely and efficient manner. In addition, intellectual property claims, with or without merit, that could result in costly litigation, cause product shipment delays, require us to indemnify customers, or require us to enter into royalty or licensing agreements, which may or may not be available. Furthermore, we have in the past obtained, and may be required in the future to obtain, licenses of technology owned by other parties. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we were to fail to obtain such royalty or licensing agreements in a timely manner and on reasonable terms, our business, results of operations and financial condition could be materially adversely affected. Ongoing lawsuits, such as the action brought by Broadcom Corporation (Broadcom), present inherent risks, any of which could have a material adverse effect on our business, financial condition, or results of operations. Such potential risks include continuing expenses of litigation, risk of loss of patent rights, risk of monetary damages, risk of injunction against the sale of products incorporating the technology in question, counterclaims, attorneys’ fees, incremental costs associated with product or component redesigns, and diversion of management’s attention from other business matters. With respect to the continuing Broadcom litigation, such potential risks also include the adequacy of any sunset period to make design changes, the ability to implement any design changes, the availability of customer resources to complete any re-qualification or re-testing that may be needed, the ability to maintain favorable working relationships with Emulex suppliers of serializer/deserializer (SerDes) modules, and the ability to obtain a settlement which does not put us at a competitive disadvantage. In addition, the fact that the economy generally, and the technology and storage market segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Continued weakness in domestic and worldwide macro-economic conditions, related disruptions in world credit and equity markets, and the resulting economic uncertainty for our customers, as well as the storage and converged networking market as a whole, has and could continue to adversely affect our revenues and results of operations. As a result of these uncertainties, we are unable to predict our future results with any accuracy. Other factors affecting these forward-looking statements include but are not limited to the following: faster than anticipated declines in the storage networking market, slower than expected growth of the converged networking market or the failure of our Original Equipment Manufacturer (OEM) customers to successfully incorporate our products into their systems; our dependence on a limited number of customers and the effects of the loss of, decrease in or delays of orders by any such customers, or the failure of such customers to make timely payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our products or our OEM customers’ new or enhanced products; costs associated with entry into new areas of the server and storage technology markets; the variability in the level of our backlog and the variable and seasonal procurement patterns of our customers; any inadequacy of our intellectual property protection and the costs of actual or potential third-party claims of infringement and any related indemnity obligations or adverse judgments; the effect of any actual or potential unsolicited offers to acquire us; proxy contests or the activities of activist investors; impairment charges, including but not limited to goodwill and intangible assets; changes in tax rates or legislation; the effects of acquisitions; the effects of terrorist activities, natural disasters, and any resulting disruption in our supply chain or customer purchasing patterns or any other resulting economic or political instability; the highly competitive nature of the markets for our products as well as pricing pressures that may result from such competitive conditions; the effects of changes in our business model to separately charge for software; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific integrated circuit (ASIC) solutions for selected applications; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a faster than anticipated decrease in the average unit selling prices or an increase in the manufactured cost of our products; delays in product development; our reliance on third-party suppliers and subcontractors for components and assembly; our ability to attract and retain key technical personnel; our ability to benefit from our research and development activities; our dependence on international sales and internationally produced products; changes in accounting standards; and any resulting regulatory changes on our business. These and other factors could cause actual results to differ materially from those in the forward-looking statements and are discussed in our filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q, under the caption “Risk Factors.”

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This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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